Pricing Supplement No. 13          Filing under Rule 424(b)(3)
-------------------------
Dated November 28, 1995            Registration No. 33-64014

(To Prospectus dated June 17, 1993)

                           $150,000,000
                  NORTHWEST NATURAL GAS COMPANY
               Secured Medium-Term Notes, Series B
                (A Series of First Mortgage Bonds)
                               and
              Unsecured Medium-Term Notes, Series B
       Due from Nine Months to 30 Years from Date of Issue



CUSIP No.:  66765R AU 0
Secured   X       Unsecured
        ------               ------
Principal amount ($): $10,000,000
Issue price (%):  100.00%
Selling Agent's commission (%):  .625%
Proceeds to Company (%): 99.375%
Repayable at the option of holder: Yes  x   No
                                      -----     -----
   Repayment Date: December 1, 2005
   Repayment Price: 95.4%
   Election Period:  October 1 through
                     October 30,  2005
   Other Terms:     See page 2, "Repayment at Option of Holder"
Selling Agent: Merrill Lynch & Co.
                                    ------
               PaineWebber Incorporated   X
                                        -----
Stated interest rate (%):  6.52%
Maturity date:  December 1, 2025
Original issue date:  December 1, 1995
Redeemable:  Yes        No   X
                  -----    -----
    In whole
              --------
    In whole or in part
                         -------
Initial redemption date:  Not Applicable
Initial redemption price:  Not Applicable
Reduction Percentage: Not Applicable
Redemption limitation date:  Not Applicable
                        -----------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        ------------------

REPAYMENT AT OPTION OF HOLDER

          Each Secured Note offered hereby ("Note") will be repayable by the Company at the option of the registered holder thereof on December 1, 2005, at 95.4% of its principal amount, together with interest payable to the date of repayment. For any Note to be repaid, the Company must receive such Note at its office or agency in the Borough of Manhattan, The City of New York (currently, the office of the Corporate Trustee), within the period commencing October 1, 2005, and ending at the close of business on October 30, 2005 (or, if such October 30 shall not be a business day, the next succeeding business day), together with the form entitled "Option to Elect Repayment" on the reverse of, or otherwise accompanying, such Note duly completed. Any such election so received by the Company within such period shall be irrevocable. The repayment option may be exercised by the registered holder of a Note for less than the entire principal amount of such Note, provided that the principal amount to be repaid is equal to $1,000 or an integral multiple of $1,000. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repayment will be determined by the Corporate Trustee, whose determination will be final and binding.

          So long as the Depository or the Depository's nominee is the registered holder of the Notes, the Depository or such nominee will be the only entity that can exercise the repayment option, and repayment will be made in accordance with the Depository's repayment procedures in effect at the time. See "Book-Entry System" in the accompanying Prospectus. In order to ensure that the Depository or its nominee will timely exercise a repayment option with respect to a particular beneficial interest in the Notes, the Beneficial Owner of such interest must instruct the broker or other Direct or Indirect Participant through which it holds such interest to notify the Depository of its election to exercise the repayment option. In addition, the Beneficial Owner must effect delivery of such interest at the time such notice of election is given to the Depository by causing the broker or other Direct or Indirect Participant through which it holds such interest to transfer such interest on the Depository's records to the Corporate Trustee. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each Beneficial Owner should consult the broker or other Direct or Indirect Participant through which it holds an interest in the Notes in order to ascertain the deadline by which such instruction must be given in order for timely notice to be delivered to the Depository.